Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock of Immune Therapeutics, Inc., and that this Agreement be included as an Exhibit to such joint filing.

Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him, her, or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he, she, or it knows or has reason to believe that such information is inaccurate.

Dated: December 15, 2022	H. Louis Salomonsky Jr. Revocable Trust

	By:	/s/ Henry Louis Salomonsky
	Name:	Henry Louis Salomonsky
	Title:	Trustee

/s/ Henry Louis Salomonsky
Henry Louis Salomonsky